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                     August 29, 2023

       Kanishka Roy
       Co-Chief Executive Officer
       Plum Acquisition Corp. I
       2021 Fillmore St. #2089
       San Francisco, CA 94115

                                                        Re: Plum Acquisition
Corp. I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 11,
2023
                                                            File No. 001-40218

       Dear Kanishka Roy :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Philip C. McDermott,
Esq.